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                                                                   EXHIBIT 10.19

January 18, 2001


Mr. Stephen C. Haley
1135 Lake Shore Overlook
Alpharetta, Georgia 30005

Dear Steve:

This letter sets forth our Agreement regarding your resignation from MAPICS, Inc. (the "Company") and your retention by MAPICS as a consultant for a limited time thereafter.

1. You will step down as Chief Operating Officer of the Company effective February 1, 2001 (the "Resignation Date") at which time you will no longer be considered an employee or named executive officer of the Company. You hereby also resign from any offices, positions or subscriptions you hold with the Company's subsidiaries or other organizations on the Company's behalf effective as of the Resignation Date.

2. Through the Resignation Date you will receive a gross base salary of $9,375 bi-weekly and remain eligible to participate in the Company's current benefit plans. You will also receive a bonus of $27,400 for the Company's performance during the first quarter of the Company's 2001 fiscal year. Otherwise, no additional bonus amounts will be owing by the Company. You will not be eligible for any bonus during the second (or any subsequent) fiscal quarter of the Company's 2001 fiscal year. As of the Resignation Date, your salary will cease and any entitlement you have or might have under any Company-provided bonus plan or benefit plan, program or practice will be terminated. All of your rights and benefits as described in your Employment Agreement dated December 15, 1999 with the Company (the "Employment Agreement") are hereby terminated and unavailable. Except as expressed in Section 6 below, the Employment Agreement shall be deemed terminated in full and superseded by this Agreement. The Resignation Date shall be treated as your "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), and you will receive COBRA information under separate cover.

3. As of the Resignation Date, all stock options ("Options") and restricted stock granted to you during your employment with the Company but not yet vested will be forfeited in accordance with their terms. You shall have 90 days from your Resignation Date to exercise any Options which have vested as of your Resignation Date. You recognize that such Options may be considered Non-Qualified Options.

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4. Effective as of the Resignation Date, the Company shall retain you as a consultant for a period not to exceed six months, unless otherwise mutually agreed, to assist the Company in refining its product strategy, transitioning your responsibilities as Chief Operating Officer and executing certain tactical matters as assigned. The Company shall pay you $25,000 per month in consideration of your services as a consultant. You shall also be reimbursed for reasonable and actual travel and living expenses incurred in performance of your consulting duties. The parties shall separately execute the Agreement for Work for Hire Services which is attached hereto, which describes the terms and conditions of such consulting engagement in more depth. Effective as of the Resignation Date, you shall not be considered an employee and shall be an independent contractor. MAPICS shall not withhold taxes in your role as a consultant and you shall be solely responsible for the payment of any taxes associated with the consulting services payments. You shall also not be entitled to any Company benefits as a consultant.

5. Release By You. As a material inducement to the Company to enter into this
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Agreement you, for yourself and your representatives, agents, servants, executors, administrators, estates, heirs, successors and assigns, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in their official capacities, from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs) of every kind and nature which you ever had or now have against the Company and its corporate affiliates, the Company's officers, directors, stockholders, agents and employees, both individually and in the official capacities, whether based on any federal or state law or regulation regarding either employment or employment discrimination, including but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42, U.S.C. 12000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. 1621 et seq.; the Americans with Disabilities Act, 29 U.S.C 1621 et seq.; wrongful discharge claims; any contract claims, whether oral or written, express or implied including, without limit, claims arising out of or related to the Employment Agreement; any claims for back wages, salary, draws, commissions, bonuses, vacation pay, expenses, compensation, or severance pay, or any other statutory or common law claims and damages.

6. Release By the Company. As a material inducement to you to enter into this
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Agreement the Company, for itself and for its corporate affiliates and officers, directors, stockholders, agents and employees, both individually and in their official capacities, except as otherwise provided herein, hereby fully, forever, irrevocably and unconditionally release, remise and discharge from any and all claims, charges, complaints, money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including attorneys' fees and costs) of every kind and nature which you ever had or now have against you or your representatives, agents, servants, executors, administrators, heirs, successors and assigns, whether based on any federal or state law or regulation or

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common law including without limitation any claims arising from any of your authorized acts while you are or were an employee of the Company; any contract claims whether oral or written, express or implied; any claims for contribution or indemnification, or any other statutory or common law claims and damages, provided, however, you agree to comply with the terms and conditions of Section 11 (entitled "Restrictions on the Conduct of Executive") of the Employment Agreement, which shall survive and continue in full force and effect and shall not be released by this paragraph. The Restricted Period as defined in such section shall begin on the Resignation Date.

7. In addition, by your acceptance hereof, you acknowledge and agree that:

a) You have been informed that, since you are 40 years of age or older, you have or might have specific rights and/or claims under the Age Discrimination in Employment Act. In consideration of the compensation described in this letter agreement, you specifically waive such rights and/or claims to the extent such rights and/or claims arose prior to the date this letter agreement was executed.

b) You were advised by the Company of your right to consult with an attorney prior to executing this Agreement.

c) You were further advised when you were presented by the Company with the original draft of this Agreement that you had at least 21 days within which to consider its terms and consult with or seek advice from an attorney or any other person of your choosing.

d) By initialing below, you hereby acknowledge that you were informed and understand that you had at least 21 days within which to consider this letter agreement, have consulted with an attorney regarding this letter agreement or have chosen not to consult with an attorney, and have considered carefully every provision of this letter agreement, and that after having engaged those actions, prefer to and have requested that you enter into this letter agreement prior to the expiration of the 21 day period discussed above.

                           __________              __________
                           Initial                 Date

8. You agree that you will not disclose or deliver to anyone, including employees of the Company, except as authorized by the Company, or use in any way other than in the Company's business, any information or material relating to the business of the Company (including information or materials received by the Company or its subsidiaries from others) and intended by the Company to be kept in confidence by its recipients. As used in this Agreement, the term "information" includes all information concerning the technical, administrative, management, financial or marketing activities (such as design, manufacturing and procurement specifications, procedures, manufacturing processes, information processing processes, or programs, marketing plans and strategies, plans for future development, customer and employee names or other data and cost and financial data) and the term "materials" includes all physical embodiments of information (such as

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drawings, specification sheets, recording media for machine information processing systems, documentation of all types, contracts, reports, customer lists, employee lists, manuals, quotations, proposals, correspondence and samples). You shall promptly return all materials in your possession or control. You further agree that you will not disclose to any third party except your immediate family members and legal and tax advisors, the terms and conditions of this letter agreement.

9. You acknowledge that irreparable injury might result to the business and property of the Company in the event of your breach of any of the agreements contained in this Agreement or the surviving terms of the Employment Agreement. You further understand and agree that, in the event of such breach or the substantial likelihood of such breach, monetary damages shall be difficult to calculate and that the Company shall be entitled to receive injunctive relief in order to protect fully its interest and property.

10. The invalidity or unenforceability of any provision hereof or the invalidity or unenforceability of any provision hereof as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any other provision hereof or any other application of any such provision. If one or more of the provisions contained herein shall for any reason be held to be excessively broad as to scope, activity, or subject matter so as to be unenforceable at law, such provision(s) shall be construed and reformed by the appropriate judicial body by limiting or reducing it (or them) so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

11. This Agreement shall be governed by, and construed in accordance with, the laws of Georgia, without giving effect to the principles of conflicts of law thereof.

12. This Agreement, the surviving provisions of the Employment Agreement, and the Agreement for Work for Hire Services Agreement represents the complete and exclusive agreement and understanding relating to the termination of your employment and supersedes any and all prior agreement or understanding, oral or written, between the Company and you with respect to the subject matter.

13. You represent that you have read this Agreement, fully understand the terms and conditions and are voluntarily executing this Agreement. In entering this Agreement, you do not rely on any representation, promise or inducement made by the Company, with the exception of the consideration described in this Agreement.

14. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

15. You may revoke this Agreement for a period of seven days following its execution, and this Agreement shall not be effective or enforceable until this revocation period has expired.

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Sincerely,


MAPICS, Inc.


By: ________________________
    Richard C. Cook
    President and CEO

AGREED TO AND ACCEPTED:


By: _________________________
        Stephen C. Haley


Attachments

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